Exhibit 99.1

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

Combined Financial Statements

For the fiscal year ended December 31, 2018

Harsco Industrial Air-X-Changers

(A Component of the Industrial Division of Harsco Corporation)

Report of Independent Auditors

To the Management of Harsco Industrial Air-X-Changers business of Harsco Corporation.

We have audited the accompanying carve-out combined financial statements of Harsco Industrial Air-X-Changers business of Harsco Corporation, which comprise of the carve-out combined balance sheets as of December 31, 2018 and 2017, and the related carve-out combined statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2018.

Management’s Responsibility for the Carve-out Combined Financial Statements

Management is responsible for the preparation and fair presentation of the carve-out combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the carve-out combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the carve-out combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the carve-out combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out combined financial statements referred to above present fairly, in all material respects, the financial position of Harsco Industrial Air-X-Changers business of Harsco Corporation as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 30, 2019

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

COMBINED BALANCE SHEETS

(In thousands)	December 31 2018	December 31 2017
ASSETS
Current assets:
Trade accounts receivable	$27,468	$15,154
Other receivables	278	23
Inventories	2,322	6,440
Contract assets	12,124	—
Other current assets	361	304

Total current assets	42,553	21,921

Property, plant and equipment, net	16,575	15,967
Goodwill	6,839	6,839
Intangible assets, net	10,556	11,960

Total assets	$76,523	$56,687

LIABILITIES
Current liabilities:
Accounts payable	$15,489	$6,644
Accrued compensation	4,134	4,387
Accrued sales commissions	2,400	3,050
Advances on contracts	1,363	2,688
Other current liabilities	1,825	2,804

Total current liabilities	25,211	19,573

Deferred income taxes	1,734	248
Long-term insurance liabilities	684	881

Total liabilities	27,629	20,702

COMMITMENTS AND CONTINGENCIES
EQUITY
Harsco invested equity	48,894	35,985

Total equity	48,894	35,985

Total liabilities and equity	$76,523	$56,687

See accompanying notes to combined financial statements.

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

COMBINED STATEMENTS OF OPERATIONS

	Years ended December 31
(In thousands)	2018	2017	2016
Revenues:
Product revenues	$207,153	$144,924	$93,585

Costs and expenses:
Cost of products sold	145,905	102,274	72,932
Selling, general and administrative expenses	20,743	18,402	12,346
Research and development expenses	40	22	17
Other expenses	159	—	335

Total costs and expenses	166,847	120,698	85,630

Operating income	40,306	24,226	7,955
Interest income	—	1	—
Interest expense	(55)	(103)	—

Income before income taxes	40,251	24,124	7,955
Income tax expense	(9,927)	(8,306)	(2,774)

Net income	$30,324	$15,818	$5,181

See accompanying notes to combined financial statements.

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

COMBINED STATEMENTS OF CASH FLOWS

	Years ended December 31
(In thousands)	2018	2017	2016
Cash flows from operating activities:
Net income	$30,324	$15,818	$5,181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,799	2,530	2,467
Amortization	1,404	1,404	1,404
Deferred income tax expense	737	63	96
Other, net	(15)	9	8
Changes in assets and liabilities:
Accounts receivable	(12,569)	(4,145)	1,332
Inventories	(1,074)	2,732	670
Contract assets	(6,036)	—	—
Accounts payable	8,623	2,347	(4,507)
Accrued interest payable	(46)	46	—
Accrued compensation	(253)	1,266	2,403
Accrued sales commissions	(650)	1,619	(1,014)
Advances on contracts	613	(2,506)	4,160
Other assets and liabilities	(1,145)	742	687

Net cash provided by operating activities	22,712	21,925	12,887

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,186)	(2,797)	(1,635)
Proceeds from sales of assets	15	7	2

Net cash used by investing activities	(3,171)	(2,790)	(1,633)

Cash flows from financing activities:
Changes in Harsco invested equity	(19,541)	(19,135)	(11,254)

Net cash used by financing activities	(19,541)	(19,135)	(11,254)

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Supplementary cash flow information:
Cash paid for interest	$101	$58	$—

Change in accrual for purchases of property, plant and equipment included in accounts payable	$222	$158	$(54)

See accompanying notes to combined financial statements.

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

COMBINED STATEMENTS OF CHANGES IN EQUITY

(In thousands)	Harsco Invested Equity
Balances, January 1, 2016	$45,381
Net income	5,181
Net change in Harsco invested equity	(11,254)

Balances, December 31, 2016	39,308
Net income	15,818
Net change in Harsco invested equity	(19,141)

Balances, December 31, 2017	35,985
Adoption of new accounting standard (See Note 3)	2,125
Net income	30,324
Net change in Harsco invested equity	(19,540)

Balances, December 31, 2018	$48,894

See accompanying notes to combined financial statements.

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS

1.    Basis of Presentation

Harsco Corporation (the “Company”) is a diversified, multinational provider of industrial environmental services and engineered products serving global industries that are fundamental to worldwide economic growth and infrastructure development. The Company’s operations consist of three reportable segments: Harsco Metals & Minerals, Harsco Industrial and Harsco Rail. The Company has locations in approximately 30 countries, including the U.S. The Company was incorporated in 1956.

The Harsco Industrial Segment (“Harsco Industrial”) includes the Harsco Industrial Air-X-Changers (“Harsco AXC”), Harsco Industrial IKG and Harsco Industrial Patterson-Kelley businesses which are manufacturing businesses located principally in the U.S.

Harsco AXC is a leading supplier of custom-engineered and manufactured air-cooled heat exchangers for the natural gas compression and processing industry as well as the refining and petrochemical industry in the U.S. Harsco AXC heat exchangers are the primary apparatus used to condition natural gas during recovery, compression and transportation from underground reserves through major pipeline distribution channels. Principal business drivers include investment in natural gas production capabilities and distribution, and demand for natural gas and downstream refined and derivative products.

Harsco AXC is a component of Harsco Industrial which is a separate reportable segment of the Company and is not a separate stand-alone entity. The combined financial statements reflect assets, liabilities, revenues and expenses directly attributable to Harsco AXC, as well as allocations deemed reasonable by the Company’s management to present the financial position, results of operations, changes in equity and cash flows of Harsco AXC on a stand-alone basis. The combined financial statements may not necessarily reflect the financial position, results of operations, changes in equity and cash flows of Harsco AXC as if Harsco AXC had been a separate, stand-alone entity.

Principles of Combination

The combined financial statements include accounts of Harsco AXC. There were no entities in which Harsco AXC had a controlling voting interest or variable interest entities required to be consolidated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Intercompany accounts and transactions among Harsco AXC entities have been eliminated.

Harsco AXC management has evaluated all activity of Harsco AXC and concluded that subsequent events are properly reflected in the combined financial statements and notes as required by U.S. GAAP.

Related Party Transactions, Corporate Allocations and Divisional Allocations

The caption Harsco invested equity on the Combined Balance Sheets represent the Company’s net investment in Harsco AXC and is presented in lieu of stockholders’ equity. Non-trade intercompany receivable and payable transactions between Harsco AXC and the Company and the Company’s subsidiaries are accounted for through Harsco invested equity. Additionally, other assets, liabilities, revenues and expenses recorded by the Company which have been allocated to Harsco AXC for purposes of the combined financial statements have been reflected in Harsco invested equity. There were no transactions, of a normal trading nature, for any of the periods presented.

Financing decisions are determined centrally by the Company’s treasury operations. The Company’s short and long-term debt has not been pushed down to the Harsco AXC combined financial statements because it is not specifically identifiable to Harsco AXC.

Harsco AXC is charged an allocation of corporate overhead expenses by the Company (“corporate charge”), which includes corporate governance, accounting, human resources, risk management, treasury, tax, internal audit, and other departments. The corporate charge is included in the Combined Statements of Operations under the caption Selling, general and administrative expenses. The corporate charge for the years ended December 31, 2018, 2017 and 2016 was $2.9 million, $3.1 million and $3.1 million, respectively. The corporate charge is determined by the Company based on factors such as the level of support provided and normalized revenue which is deemed reasonable by management.

Additionally, Harsco AXC is charged an allocation of divisional overhead expenses by Harsco Industrial (“divisional charge”), which includes the salary and travel expenses of divisional leadership related to the executive, finance, legal, human resources and information technology functions. The divisional charge is included in the Combined Statements of Operations under the caption Selling, general and administrative expenses. The divisional charge for the years ended December 31, 2018, 2017 and 2016 was $1.2 million, $1.2 million and $0.8 million, respectively. The divisional charge allocated to Harsco AXC is determined based on revenue which is deemed reasonable by management.

The Company retains a significant portion of the risk for U.S. worker’s compensation, automobile, general and product liability losses. The Company allocates actuarial losses to each of the Company’s reportable segments in a manner that results in each reportable segment being charged for actual losses. For mature policy years, the allocations are based on the reported losses for each year. For years that have significant claims that have been incurred but not reported, the allocations are based on a weighting of reported losses for the policy year, average historical loss experience and some measure of exposure. The allocation methodology utilized in the combined financial statements is consistent with the Company’s methodology for allocation used in the Company’s consolidated financial statements.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

The combined financial statements do not include Cash and cash equivalents because the Company utilizes a centralized lock box and disbursement structure for U.S. treasury operations. Accordingly, any receipts due to or due from Harsco AXC are included as part of the caption Harsco invested equity on the Combined Balance Sheets. Harsco AXC had no restricted cash at December 31, 2018 and December 31, 2017. Cash overdrafts are recorded in the caption Accounts payable in the Combined Balance Sheets.

Accounts Receivable

Accounts receivable are stated at net realizable value through use of an allowance for doubtful accounts. The allowance for doubtful accounts is maintained for estimated losses resulting from the inability or unwillingness of customers to make required payments. Harsco AXC has policies and procedures requiring customers to be evaluated for creditworthiness. Monthly, customer accounts are analyzed for collectability. Reserves are established based upon a specific-identification method. Harsco AXC also evaluates specific accounts when it becomes aware of a situation in which a customer may not be able to meet its financial obligations due to a deterioration in financial condition, credit rating or bankruptcy. No allowance for doubtful accounts has been included in the Combined Balance Sheets and there was no provision for debt included in the Combined Statements of Operations for any period presented.

Inventories

Inventories in the U.S. are principally accounted for using the last-in, first-out (“LIFO”) method and are stated at the lower of cost or market. See Note 4, Inventories, for additional information.

Depreciation

Property, plant and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using, principally, the straight-line method. When property, plant and equipment is retired from service, the cost of the retirement is charged to the allowance for depreciation to the extent of the accumulated depreciation and the balance is charged to income. Long-lived assets to be disposed of by sale are not depreciated while they are classified as held-for-sale.

Leases

Harsco AXC leases certain property, plant and equipment under noncancelable lease agreements. All lease agreements are evaluated and classified as either an operating or capital lease in accordance with U.S. GAAP. A lease is classified as a capital lease if any of the following criteria are met: transfer of ownership to Harsco AXC by the end of the lease term; the lease contains a bargain purchase option; the lease term is equal to or greater than 75% of the asset’s economic life; or the present value of future minimum lease payments is equal to or greater than 90% of the asset’s fair market value. Operating lease expense is recognized ratably over the lease term, including rent abatement periods and rent holidays. See Note 3, Recently Adopted and Recently Issued Accounting Standards; and Note 7, Operating Leases, for additional information on leases.

Goodwill and Other Intangible Assets

In accordance with U.S. GAAP, goodwill is not amortized and is tested for impairment annually, or more frequently, if indicators of impairment exist, or if a decision is made to dispose of a business. Goodwill is allocated among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below for which discrete financial information is available. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include declining cash flows or operating losses at the reporting unit level, a significant adverse change in legal factors or business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, or a more likely than not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of, among others.

The evaluation of potential goodwill impairment involves comparing the current fair value of reporting units to net book value, including goodwill. Harsco AXC uses a discounted cash flow model (“DCF model”) to estimate the current fair value of its reporting unit, as management believes forecasted operating cash flows are the best indicator of current fair value. A number of significant assumptions and estimates are involved in the preparation of DCF models including future revenues and operating margin growth, the weighted-average cost of capital (“WACC”), tax rates, capital spending, the impact of business initiatives and working capital projections. DCF models are based on approved long-range plans for the early years and historical relationships and projections for later years. WACC rates are derived from internal and external factors including, but not limited to, the average market price of the Company’s stock, shares outstanding, book value of the Company’s debt, the long-term risk-free interest rate, and both market and size-specific risk premiums. Due to the many variables noted above and the relative size of Harsco AXC’s goodwill, differences in assumptions may have a material impact on the results of the Harsco AXC’s annual goodwill impairment testing. If net book value were to exceed the current fair value, the second step of the goodwill impairment test would currently be required to determine if an impairment existed and the amount of goodwill impairment to record, if any. The second step of the goodwill impairment test compares net book value of goodwill with the implied fair value of that goodwill. The implied fair value of goodwill represents the excess of fair value of the reporting unit over the fair value amounts assigned to all the assets and liabilities of the reporting unit if it were to be acquired in a hypothetical business combination and the current fair value of the reporting unit represented the purchase price. As necessary, Harsco AXC may use valuation experts to assist with the second step of the goodwill impairment test. See Note 6, Goodwill and Other Intangible Assets, for additional information.

Impairment of Long-Lived Assets (Other than Goodwill)

Long-lived assets (or asset groups) are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. Long-lived assets (or asset groups) are reviewed for impairment when events and circumstances indicate the book value of an asset (or asset group) may be impaired. The Harsco AXC policy is to determine if an impairment loss exists when it is determined that the carrying amount of the asset (or asset group) exceeds the sum of the expected undiscounted future cash flows resulting from use of the asset (or asset group) and its eventual disposition. Impairment losses are measured as the amount by which the carrying amount of the asset (or asset group) exceeds its fair value, normally as determined in either open market transactions or using a DCF model. Long-lived assets (or asset groups) to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Revenue Recognition

Harsco AXC recognizes revenue over time as control is transferred to the customer. Control transfers over time because the air- cooled heat exchangers are customized, have no alternate use and Harsco AXC has an enforceable right to payment. Harsco AXC utilizes a cost-to-cost method to measure progress, which is deemed to best depict the transfer of value to the customer and revenue earned by Harsco AXC. Transaction prices are based on contractual terms, which are generally fixed, and when the standalone selling price is not directly observable, allocated to performance obligations utilizing an adjusted market assessment approach. Harsco AXC may receive periodic payments associated with key milestones with any remaining consideration billed and payable upon completion of the transaction.

Advertising Costs

Harsco AXC expenses advertising costs as incurred. Advertising costs are included in the Combined Statements of Operations as part of the caption Selling, general and administrative expenses. Advertising costs for 2018, 2017 and 2016 were $0.5 million, $0.3 million and $0.1 million, respectively.

Income Taxes

During the periods presented, Harsco AXC did not file separate tax returns as Harsco AXC was included in the tax returns of the Company. The income tax provision and related balance sheet accounts included in the combined financial statements were calculated using a separate return basis, as if Harsco AXC was a separate tax payer.

Harsco AXC accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the combined financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The significant assumptions and estimates described in the preceding paragraphs are important contributors to the effective tax rate each year.

See Note 8, Income Taxes, for additional information.

Accrued Insurance and Loss Reserves

Harsco AXC retains a significant portion of the risk for U.S. workers’ compensation, automobile, general and product liability losses. Reserves have been recorded that reflect the undiscounted estimated liabilities including claims incurred but not reported. When a recognized liability is covered by third-party insurance, Harsco AXC records an insurance claim receivable to reflect the covered liability. Changes in the estimates of the reserves are included in net income in the period determined.

During 2018, 2017 and 2016, Harsco AXC recorded insurance expense related to these lines of coverage of $0.7 million, $0.8 million and $0.9 million, respectively, exclusive of recorded retrospective insurance reserve adjustments that decreased pre-tax insurance expense for self-insured programs by $0.3 million, $0.7 million and $0.4 million for 2018, 2017 and 2016, respectively.

At December 31, 2018 and 2017, Harsco AXC has recorded liabilities of $0.9 million and $1.1 million, respectively, related to both asserted as well as unasserted insurance claims. There were no recognized liabilities covered by insurance carriers included in these balances at December 31, 2018 and 2017. Amounts estimated to be paid within one year have been classified as Other current liabilities, with the remainder included in Long-term insurance liability on the Combined Balance Sheets.

Stock-Based Compensation

Harsco AXC participates in the Company’s 2013 Executive Incentive Compensation Plan (the “2013 Plan”) which is utilized for paying incentive compensation awards as the long-term equity component of officer and certain key employee compensation. Under the 2013 Plan the Company’s board approves the granting of incentive compensation awards in the forms of restricted stock units (“RSUs”), stock appreciation rights (“SARs”) or performance share units (“PSUs”).

The RSUs require no payment from the recipient and compensation cost is measured based on the market price of the Company’s common stock on the grant date and is generally recorded over the vesting period. RSUs granted to officers and certain key employees in 2016, 2017 and 2018 either vest on a pro-rata basis over three years or upon obtainment of specified retirement or years of service criteria. Upon vesting, each RSU is exchanged for an equal number of shares of the Company’s common stock. RSUs do not have an option for cash payment.

The SARs generally vest on a pro-rata three-year basis from the grant date or upon specified retirement or years of service criteria and expire no later than ten years after the grant date. The exercise price of the SARs is equal to the fair value of the Company’s common stock on the grant date. Upon exercise, shares of the Company’s common stock are issued based on the increase in the fair value of the Company’s common stock over the exercise price of the SAR. SARs do not have an option for cash payment.

The PSUs may be earned based on the Company’s total shareholder return over the three-year performance period. PSUs are paid out at the end of each performance period based on the Company’s performance, which is measured by determining the percentile rank of the total shareholder return of the Company’s common stock in relation to the total shareholder return of a specific peer group of companies. For PSUs issued in 2016, 2017 and 2018, the peer group of companies utilized is the S&P 600 Industrial Index. The payment of PSUs following the performance period will be based in accordance with the scale set forth in the PSU agreements, and may range from 0% to 200% of the initial grant. PSUs do not have an option for cash payment.

The stock-based compensation expense recorded by Harsco AXC for 2018, 2017 and 2016 was $0.8 million, $0.7 million and $0.6 million, respectively.

Warranties

Harsco AXC provides for warranties of certain products as they are sold. Warranty activity may vary from year to year depending upon the mix of revenues and contractual terms related to product warranties. The following table summarizes the warranty activity for 2018, 2017 and 2016:

(In thousands)	2018	2017	2016
Warranty reserves, beginning of the year	$263	$98	$127
Accruals for warranties issued during the year	633	884	631
Reductions related to pre-existing warranties	(328)	(364)	(336)
Warranties paid	(261)	(355)	(324)

Warranty reserves, end of the year	$307	$263	$98

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Harsco AXC utilizes market data or assumptions that Harsco AXC believes market participants would use in valuing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. A three-level hierarchy draws distinctions between market participant assumptions based on: i) observable inputs such as quoted market prices in active markets (Level 1); ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and iii) unobservable inputs that require utilization other valuation techniques to determine fair value (Level 3). Harsco AXC’s assessment of the significance of an input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

Concentrations of Credit Risk

Financial instruments which potentially subject Harsco AXC to concentrations of credit risk consist principally of trade accounts receivable. Trade accounts receivable balances will fluctuate from period to period but generally originate from large well established natural gas compression and processing industry as well as refining and petrochemical industry customers. While Harsco AXC is exposed to credit losses due to the non-performance of customers, Harsco AXC considers the risk of this remote and trade accounts receivable are stated at net realizable value on the Combined Balance Sheets. Harsco AXC generally does not require collateral or other security to support customer receivables. If a receivable from one or more of Harsco AXC larger customers becomes uncollectible, it could have a material effect on Harsco AXC results of operations or cash flows.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

3.    Recently Adopted and Recently Issued Accounting Standards

The following accounting standards have been adopted in 2018:

On January 1, 2018, Harsco AXC adopted changes, with subsequent amendments, issued by the Financial Accounting Standards Board (“FASB”) related to the recognition of revenue from contracts with customers. The changes clarify the principles for recognizing revenue and develop a common revenue standard. The core principle of the changes is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The adoption of these changes resulted in the modification of the timing of revenue recognition for air-cooled heat exchanger sales, which Harsco AXC historically recognized upon the completion of the efforts associated with these arrangements, is now recognized over time with the impact of increasing revenue in earlier periods. This change also impacted the Harsco AXC Combined Balance Sheets by decreasing both Inventories and Advances on contracts and creating a new caption and establishing a balance related to Contract assets. Additionally, the Harsco AXC disclosure related to revenue recognition has been expanded in accordance with the FASB changes. See Note 10, Revenue Recognition for additional information.

Harsco AXC chose to implement the impact of the FASB changes utilizing the modified retrospective transition method, using the following practical expedients:

•	Harsco AXC has elected to apply the changes only to revenue arrangements that were not completed as of January 1, 2018; and

•

Harsco AXC has elected to reflect the aggregate effect of all contract modifications that occurred prior to the beginning of the earliest reported period when (i) identifying the satisfied and unsatisfied performance obligations; (ii) determining the transaction price; and (iii) allocating the transaction price to the satisfied and unsatisfied performance obligations.

Comparative information has not been restated and continues to be reported under U.S. GAAP in effect for those periods. The cumulative effect of the changes made to the Combined Balance Sheet at January 1, 2018 was as follows:

(In thousands)	Balance at December 31, 2017	Impact of Adoption	Balance at January 1, 2018
ASSETS
Current assets:
Inventories	$6,440	$(5,192)	$1,248
Contract assets	—	6,088	6,088
Total current assets	21,921	896	22,817
Total assets	56,687	896	57,583

LIABILITIES
Current liabilities:
Advances on contracts	2,688	(1,938)	750
Total current liabilities	19,573	(1,938)	17,635
Deferred income tax liabilities	248	709	957
Total liabilities	20,702	(1,229)	19,473

EQUITY
Harsco invested equity	35,985	2,125	38,110
Total equity	35,985	2,125	38,110
Total liabilities and equity	56,687	896	57,583

The impact of modifying the Harsco AXC Combined Balance Sheet at December 31, 2018 is as follows:

	December 31, 2018
(In thousands)	As Reported	Impact of Adoption	As Reported - Less Impact of Adoption
ASSETS
Current assets:
Inventories	$2,322	$10,352	$12,674
Contract assets	12,124	(12,124)	—
Total current assets	42,553	(1,772)	40,781
Total assets	76,523	(1,772)	74,751

LIABILITIES
Current liabilities:
Advances on contracts	1,363	2,750	4,113
Total current liabilities	25,211	2,750	27,961
Deferred income tax liabilities	1,734	(1,041)	693
Total liabilities	27,629	1,709	29,338

EQUITY
Harsco invested equity	48,894	(3,481)	45,413
Total equity	48,894	(3,481)	45,413
Total liabilities and equity	76,523	(1,772)	74,751

The impact of modifying the Harsco AXC Combined Statements of Operation for the twelve months ended December 31, 2018 is as follows:

	Twelve Months Ended December 31, 2018
(In thousands, except per share amounts)	As Reported	Impact of Adoption	As Reported - Less Impact of Adoption
Revenues:
Product revenues	207,153	(6,848)	200,305
Costs and expenses:
Costs of services and products sold	145,905	(5,160)	140,745
Total costs and expenses	166,847	(5,160)	161,687
Operating income	40,306	(1,688)	38,618
Income before income taxes	40,251	(1,688)	38,563
Income tax expense	(9,927)	414	(9,513)
Net income	30,324	(1,274)	29,050

The impact of modifying the Harsco AXC Combined Statements of Cash Flows for the twelve months ended December 31, 2018 is as follows:

	Twelve Months Ended December 31, 2018
(In thousands)	As Reported	Impact of Adoption	As Reported - Less Impact of Adoption
Cash flows from operating activities:
Net income	$30,324	$(1,274)	$29,050
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	737	(414)	323
Changes in assets and liabilities:
Inventories	(1,074)	(5,160)	(6,234)
Contract assets	(6,036)	6,036	—
Advances on contracts	613	812	1,425
Net cash used by operating activities	22,712	—	22,712

On January 1, 2018, Harsco AXC adopted changes issued by the FASB clarifying when revisions to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The changes require modification accounting only in circumstances when the terms or conditions result in changes to the fair value, vesting conditions or classification of the award as an equity instrument or a liability. The adoption of these changes did not have an impact on the Harsco AXC combined financial statements.

In October 2018, Harsco AXC adopted changes issued by FASB that require entities that are customers in cloud computing arrangements to defer implementation costs if they would be capitalized by the entity in software licensing arrangements under the internal-use software guidance. The adoption of these changes did not have an impact on the Harsco AXC combined financial statements.

The following accounting standards have been issued and become effective for the Harsco AXC at a future date:

In February 2016, the FASB issued changes, with subsequent amendments, in accounting for leases, which become effective for the Harsco AXC on January 1, 2019. The changes introduce a lessee model that brings most leases onto the balance sheet, which will result in an increase in lease-related assets and liabilities. The changes also align many of the underlying principles of the new lessor model with those in the FASB’s new revenue recognition standard. Furthermore, the changes address other concerns related to the current lease model such as eliminating the requirement in current guidance for an entity to use bright-line tests in determining lease classification. The changes also require lessors to increase the transparency of their exposure to changes in value of their residual assets and how they manage that exposure. The changes allow for a modified retrospective transition approach, applying the new standard to all leases existing at the date of initial application. Entities may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statement as the date of initial application. Harsco AXC has elected to apply the transition requirements at the January 1, 2019 effective date rather than at the beginning of the earliest comparative period presented, which allows for a cumulative effect adjustment in the period of adoption. Prior periods will not be restated. In addition, the Company has also elected to utilize certain practical expedients upon adoption. The Company is in the process of finalizing changes to current business processes and internal controls to support the reporting and disclosure requirements of the new standard. The Company has completed an assessment of existing leasing agreements and has determined that upon initial adoption that Harsco AXC will recognize initial Right-of-use assets and corresponding Lease liabilities of approximately $12 million in the combined financial statements.

In June 2016, the FASB issued changes which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. The changes become effective for Harsco AXC on January 1, 2020, with early adoption permitted. Management has not yet completed the assessment of the impact of the new standard on the Harsco AXC combined financial statements.

In January 2017, the FASB issued changes that remove the second step of the annual goodwill impairment test, which requires a hypothetical purchase price allocation. The changes provide that the amount of goodwill impairment will be equal to the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance remains largely unchanged. The same one-step impairment test will be applied to goodwill at all reporting units, even those with zero or negative carrying amounts. Entities will be required to disclose the amount of goodwill at reporting units with zero or negative carrying amounts. The changes become effective for Harsco AXC on January 1, 2020. Management has determined that these changes will not have a material impact on the combined financial statements. However, should Harsco AXC be required to record a goodwill impairment charge in future periods, the amount recorded may differ compared to any amounts that might be recorded under current practice.

In August 2018, the FASB issued changes which modify the disclosure requirements for fair value measurements. The amendments in this update remove the requirement to disclose the amount of, and reasons for, transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level 3 fair value measurements. The changes require disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The changes become effective for Harsco AXC on January 1, 2020. Other than required expanded disclosures, the adoption of these changes will not have a material impact on the combined financial statements.

4.    Inventories

Inventories consist of the following:

(In thousands)	December 31 2018	December 31 2017
Work-in-process	27	4,897
Raw materials and purchased parts	2,295	1,543

Total inventories	$2,322	$6,440

Valued at lower of cost or market:
LIFO basis	$2,228	$4,227
Average cost basis	94	2,213

Total inventories	$2,322	$6,440

5.    Property, Plant and Equipment

Property, plant and equipment consist of the following:

(In thousands)	Estimated Useful Lives	December 31 2018	December 31 2017
Buildings and improvements (a)	3-12 years	$13,121	$12,897
Machinery and equipment	3-10 years	19,285	16,598
Uncompleted construction	—	430	300

Gross property, plant and equipment		32,836	29,795
Less: Accumulated depreciation		(16,261)	(13,828)

Property, plant and equipment, net		$16,575	$15,967

(a)	Buildings and improvements include leasehold improvements, which are amortized over the shorter of their useful lives or the initial term of the lease.

6.    Goodwill and Other Intangible Assets

Goodwill by Segment

The carrying amount of goodwill for Harsco AXC was $6.8 million at both December 31, 2018 and 2017. There was no change in goodwill for the periods presented. Harsco AXC’s methodology for determining reporting unit fair value is described in Note 2, Summary of Significant Accounting Policies. Performance of the Harsco AXC’s 2018 annual impairment test did not result in impairment of goodwill.

Intangible Assets

Intangible assets totaled $10.6 million, net of accumulated amortization of $7.0 million at December 31, 2018 and $12.0 million, net of accumulated amortization of $5.6 million at December 31, 2017. The following table reflects these intangible assets by major category:

	December 31, 2018		December 31, 2017
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer related	$13,928	$5,803	$13,928	$4,642
Trade names	3,647	1,216	3,647	973

Total	$17,575	$7,019	$17,575	$5,615

Amortization expense for intangible assets was $1.4 million and $1.4 million for 2018 and 2017, respectively. The following table shows the estimated amortization expense for the next five fiscal years based on current intangible assets.

(In thousands)	2019	2020	2021	2022	2023
Estimated amortization expense	$1,404	$1,404	$1,404	$1,404	$1,404

7.    Operating Leases

Harsco AXC leases certain property and equipment under operating leases. Rental expense under such operating leases was $2.3 million, $2.6 million and $3.1 million in 2018, 2017 and 2016 respectively.

Future minimum payments under operating leases with noncancelable terms are as follows:

(In thousands)
2019	$1,896
2020	1,939
2021	1,931
2022	1,944
2023	1,967
After 2023	4,005

8.    Income Taxes

Income from continuing operations before income taxes as reported in the Combined Statements of Operations consists of the following:

(In thousands)	2018	2017	2016
United States	$40,251	$24,124	$7,955

Income before income taxes	$40,251	$24,124	$7,955

Income tax expense as reported in the Combined Statements of Operations consists of the following:

(In thousands)	2018	2017	2016
Income tax expense:
Currently payable:
U.S. federal	$7,198	$6,966	$2,223
U.S. state	1,992	1,277	455

Total income taxes currently payable	9,190	8,243	2,678
Deferred U.S. federal	663	54	63
Deferred U.S. state	74	9	33

Total income tax expense	$9,927	$8,306	$2,774

Harsco AXC’s income tax filings are included in the U.S. federal and state consolidated income tax returns for which the Company is considered the taxpayer. The current and deferred tax amounts related to these tax filings were calculated on a separate return basis. Harsco AXC’s income taxes currently payable have been reclassified to Harsco invested equity at December 31, 2018, 2017 and 2016 since these amounts do not represent liabilities that will be settled by Harsco AXC.

A reconciliation of the normal expected statutory U.S. federal income tax expense to the actual income tax expense as reported on the Consolidated Statements of Operations is as follows:

	2018	2017	2016
U.S. federal income tax expense	$8,453	$8,443	$2,705
U.S. state income taxes, net of federal income tax benefit	1,574	830	300
U.S. domestic deductions and credits	(162)	(746)	(226)
Impact of U.S. tax reform	—	(224)	—
Other, net	62	3	(5)

Total income tax expense	$9,927	$8,306	$2,774

At December 31, 2018, 2017 and 2016, Harsco AXC’s annual effective income tax rate on income from continuing operations was 24.7%, 34.4% and 34.9%, respectively. The decrease in the effective income tax rate for 2018 compared with 2017 is primarily due to the impact of the Tax Cuts and Jobs Act (the “Tax Act”), including the lowered income tax rate from the maximum 35% to 21%. The accounting for the Tax Act was completed in the fourth quarter of 2018.

The tax effects of the temporary differences giving rise to Harsco AXC’s deferred tax assets and liabilities at December 31, 2018 and 2017 are as follows:

	2018		2017
(In thousands)	Asset	Liability	Asset	Liability
Depreciation and amortization	$—	$1,685	$—	$1,301
Expense accruals	767	—	928	—
Inventories	126	—	125	—
Deferred revenue	—	942	—	—

Total deferred income taxes	$893	$2,627	$1,053	$1,301

The deferred tax asset and liability balances recognized on the Combined Balance Sheets at December 31, 2018 and 2017 are as follows:

(In thousands)	2018	2017
Deferred income taxes liability	$1,734	$248

Harsco AXC does not have any uncertain tax positions for the years ended December 31, 2018 and 2017.

9.    Commitments and Contingencies

Harsco AXC is subject to various claims and legal proceedings covering a wide range of matters that arose in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or by established reserves, and, if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a material adverse effect on the financial position, results of operations or cash flows of Harsco AXC.

Insurance liabilities are recorded when it is probable that a liability has been incurred for a particular event and the amount of loss associated with the event can be reasonably estimated. Insurance reserves have been estimated based primarily upon actuarial calculations and reflect the undiscounted estimated liabilities for ultimate losses, including claims incurred but not reported. Inherent in these estimates are assumptions that are based on Harsco AXC history of claims and losses, a detailed analysis of existing claims with respect to potential value, and current legal and legislative trends. If actual claims differ from those projected by management, changes (either increases or decreases) to insurance reserves may be required and would be recorded through income in the period the change was determined. When a recognized liability is covered by third-party insurance, Harsco AXC records an insurance claim receivable to reflect the covered liability. Insurance claim receivables are included in Other receivables on Harsco AXC Combined Balance Sheets. See Note 2, Summary of Significant Accounting Policies for additional information on Accrued Insurance and Loss Reserves.

10.    Revenue Recognition

Harsco AXC recognizes revenues to depict the transfer of promised services and products to customers in an amount that reflects the consideration Harsco AXC expects to receive in exchange for those services or products. See Note 2, Summary of Significant Accounting Policies, Revenue Recognition, for additional information.

A summary of the Harsco AXC revenues by key product groups is as follows:

	Twelve Months Ended December 31,
(In thousands)	2018	2017	2016
Key Product and Service Groups:
Coolers	$187,383	$128,017	$84,961
Sections	13,456	9,620	4,387
Parts	5,214	5,971	3,419
Other	1,100	1,316	818

Total Revenues (a)	$207,153	$144,924	$93,585

(a)

The Company has adopted the new revenue recognition standard utilizing the modified retrospective transition method, including use of practical expedients. Comparative information has not been restated and continues to be reported under U.S. GAAP in effect for those periods. See Note 3, Recently Adopted and Recently Issued Accounting Standards for additional information.

Harsco AXC may receive payments in advance of earning revenue, which are treated as Advances on contracts on the Combined Balance Sheets. Harsco AXC may recognize revenue in advance of being able to contractually invoice the customer, which is treated as Contract assets on the Combined Balance Sheets. Contract assets are transferred to Trade accounts receivable, net when right to payment becomes unconditional. Contract assets and Contract liabilities are reported as a net position, on a contract-by-contract basis, at the end of each reporting period.

Harsco AXC had Contract assets totaling $6.1 million at January 1, 2018 and $12.1 million at December 31, 2018. There were no individually significant changes in Contract asset balances other than general volume increases. Harsco AXC had Advances on contracts totaling $0.8 million at January 1, 2018 and $1.4 million at December 31, 2018. The increase in Advances on contracts is due principally to increased sales volumes and changes in sales mix as advance payments vary by product type. All amounts included in Advances on contracts at January 1, 2018 were recognized as revenue during the year ended December 31, 2018.

Harsco AXC provides assurance type warranties primarily for product sales. These warranties are typically not priced or negotiated separately (there is no option to separately purchase the warranty) or the warranty does not provide customers with a service in addition to the assurance that the product complies with agreed-upon specifications. Accordingly, such warranties do not represent separate performance obligations. See Note 2, Summary of Significant Accounting Policies for additional information on warranties.

Harsco AXC has elected to utilize the following practical expedients on an ongoing basis as part of the adoption:

•

Harsco AXC has not adjusted the promised amount of consideration for the effects of a significant financing component if Harsco AXC expects, at contract inception, that the period between when Harsco AXC transfers the promised good or services to the customer and when the customer pays for that good or service would be one year or less; and

•

Harsco AXC has elected to exclude disclosures related to unsatisfied performance obligations where the related contract has a duration of one year or less; or where the consideration is entirely variable.

Taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by Harsco AXC from a customer, are excluded from revenue. Additionally, in certain contracts, Harsco AXC facilitates shipping and handling activities after control has transferred to the customer. Harsco AXC has elected to record all shipping and handling activities as costs to fulfill a contract. In situations where the shipping and handling costs have not been incurred at the time revenue is recognized, the respective shipping and handling costs are accrued.

11.    Other Expenses

The components of this statement of operations captions are as follows:

	Other (Income) Expenses
(In thousands)	2018	2017	2016
Employee termination benefits costs	$159	$—	$334

Employee Termination Benefit Costs

Costs and the related liabilities associated with involuntary termination costs associated with one-time benefit arrangements provided as part of an exit or disposal activity are recognized by Harsco AXC when a formal plan for reorganization is approved at the appropriate level of management and communicated to the affected employees. The employee termination benefit costs in 2018 related primarily to the allocation of corporate severances not includes as part of the corporate charge. The employee termination benefit costs in 2016 related primarily to a small volume related reduction in workforce.

12.    Subsequent Events

The Combined Financial Statements of Harsco AXC are derived from the Consolidated Financial Statements of the Company, which issued its financial statements for the year ended December 31, 2018 on February 21, 2019. Accordingly, Harsco AXC has evaluated transactions or other events for consideration as recognized subsequent events in the Combined Financial Statements through May 30, 2019. Additionally, Harsco AXC has evaluated transactions and other events that occurred through the issuance of these Combined Financial Statements, on May 30, 2019, for purposes of disclosure of unrecognized subsequent events.

On May 9, 2019, the Company has entered into a definitive agreement to sell Harsco AXC to Chart Industries, Inc. for $592 million in cash, subject to post-closing adjustments. The transaction has been approved by Board of Directors of each organization and is expected to close during the next few months, subject to customary closing conditions, including receipt of certain regulatory approvals. There are no material financial or other contingencies to close the transaction.